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 FORM 3
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                                                         OMB APPROVAL
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                                                  OMB Number: 3235-0104
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response.......05
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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    RICHARD H. PICKUP                         Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              ENCAD, INC. (ENCD)                  (Month/Day/Year)
     (Last)     (First)     (Middle)          9/30/98                    ----------------------------------         N/A
    610 NEWPORT CENTER DR., SUITE 1300     ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    NEWPORT BEACH,   CA       92660           Person (Voluntary)               Director    X     10% Owner      applicable line)
--------------------------------------        ###-##-####                -----            -----               X     Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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    COMMON STOCK                                  1,000,000(2)                       (I)                     DITO DEVCAR CORP. (1)
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    COMMON STOCK                                    208,000(3)                       (I)                     DITO CAREE LP (1)
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    COMMON STOCK                                     20,000(4)                       (I)                     TD INVESTMENTS LLC (1)
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    COMMON STOCK                                     25,000(5)                       (I)                     DRP UNITRUST (1)
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    COMMON STOCK                                     25,000(6)                       (I)                     TMP UNITRUST (1)
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    COMMON STOCK                                     25,000(7)                       (1)                     PICKUP CRUT II (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                             (Over)
                                                                                                                     SEC 1473 (7/96)

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

FORM 3 (continued)               Table II -- Derivative Securities Beneficially Owned
                            (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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  NONE
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Explanation of Responses:

  See attachment to Form 3.
                                                                                    /s/ RICHARD H. PICKUP             10/7/98
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                         RICHARD H. PICKUP
Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (7/96)


Potential persons who are to respond to the collection of information contained in this form are not acquired to respond unless the form displays a currently valid OMB Number.


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                              ATTACHMENT TO FORM 3

(1) The Securities owned by each of these entities represent securities held by an entity for which the reporting person is a Trustee, controlling shareholder, or holds a beneficial interest, therefore, the reporting person may be deemed to hold a beneficial ownership interest for filing purposes.

(2)  These securities are owned by Dito Devcar Corp., a Nevada corporation.

(3) These securities are owned by Dito Caree LP, a Nevada limited partnership.

(4) These securities are owned by TD Investments LLC, a Nevada limited liability company.

(5) These securities are owned by DRP Unitrust, a charitable remainder unitrust.

(6) These securities are owned by TMP Unitrust, a charitable remainder unitrust.

(7) These securities are owned by the Pickup Charitable Remainder Unitrust II, a charitable remainder unitrust.

     The securities indirectly owned by each of the above-referenced entities total 1,303,000 shares.